Exhibit 3(d)
                          AGREEMENT AND PLAN OF MERGER
                                       OF

                        MAGIC COMMUNICATIONS GROUP, INC.
                            (A New York Corporation)

                                       and

                           MAGIC COMMUNICATIONS, INC.
                            (A Delaware Corporation)


         AGREEMENT AND PLAN OF MERGER, dated as of September 26, 2002, by and between Magic Communications Group, Inc. a New York corporation ("MCG"), and Magic Communications, Inc., a Delaware corporation ("Surviving Corporation").

                               W I T N E S S E T H

         MCG is a corporation duly organized and existing under the laws of the State of New York.

         The Surviving Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

         The authorized number of shares of MCG is Two Hundred (200) shares of Common Stock, no par value.

         The authorized number of shares of Surviving Corporation is Fifty One (51,000,000) Million shares of which Fifty (50,000,000) Million shares shall be Common Stock, $.0001 par value per share and One (1,000,000) Million shares shall be Preferred Shares, $.0001 par value per share.

         The Boards of Directors of MCG and the Surviving Corporation deem it advisable for the mutual benefit of MCG, the Surviving Corporation, and their respective shareholders, that MCG be merged with and into the Surviving Corporation and have approved this Agreement and Plan of Merger (the "Agreement").

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and provisions hereinafter contained, the parties hereto agree that, in accordance with the applicable laws of the States of New York and Delaware, MCG shall be, at the Effective Date of the Merger (as hereinafter defined), merged with and into the Surviving Corporation, which shall be the surviving corporation, and that the terms and conditions of such merger and the mode of carrying it into effect shall be as follows:

                                    ARTICLE I

Merger

1.1 On the Effective Date of the Merger, MCG shall be merged with and into Surviving Corporation. The separate existence of MCG shall cease and the Surviving Corporation shall continue in existence and, without other transfer, succeed to and posses all the properties, rights, privileges, immunities, powers, purposes and franchises, of a public, as well as of a private nature, and shall be subject to all of the obligations, liabilities, restrictions, disabilities and duties of MCG and Surviving Corporation, all without further act or deed, as provided in Section 259 of the Delaware General Corporation Law.

1.2 All rights of creditors and all liens upon the property of either MCG or Surviving Corporation shall be preserved unimpaired by the Merger, and all debts, liabilities, obligations and duties, including, but not limited to, the obligations of MCG pursuant to any existing guarantees, leases, stock options or other contracts or agreements, of either MCG or the Surviving Corporation shall, on the Effective Date of the Merger, become the responsibility and liability of Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it. All corporate acts, plans (including but not limited to stock option plans), policies, arrangements, approvals and authorizations of MCG, its shareholders, board of directors, officers and agents, which were valid and effective immediately prior to the Effective Date of the Merger, shall be taken for all purposes as the acts, plans, policies, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to MCG.

1.3 Prior to the Effective Date of the Merger, MCG and Surviving Corporation shall take all such action as shall be necessary or appropriate in order to effectuate the Merger. In case at any time after the Effective Date of the Merger Surviving Corporation shall determine that any further conveyance, assignment or other documents or any further actions necessary or desirable to vest in or confirm to Surviving Corporation full title to all the properties, assets, rights, privileges and franchises of MCG, the officers and directors of MCG, at the expense of Surviving Corporation, shall execute and deliver all such instruments and take all such action as Surviving Corporation may determine to be necessary or desirable in order to vest in and confirm to Surviving Corporation title to and possession of all such properties, assets, rights, privileges and franchises, and otherwise to carry out the purposes of this Agreement.


                                   ARTICLE II

 Terms and Conditions of the Merger

         The terms and conditions of the Merger, including the manner and basis of converting the shares of capital stock of MCG into shares of capital stock of Surviving Corporation shall be as follows:

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2.1 Certificate of Incorporation. From and after the Effective Date of the
Merger and until thereafter amended as provided by law, the Certificate of Incorporation of Surviving Corporation in effect on the date hereof, as set forth in Exhibit B shall be the Certificate of Incorporation of Surviving Corporation.

2.2 By-Laws. The By-laws of MCG and/or the Surviving Corporation, as the case may be, in effect on the Effective Date of the Merger shall continue in force and be the By-laws of the Surviving Corporation until altered, amended or repealed.

2.3 Directors and Officers. The directors and officers of MCG in office on the Effective Date of the Merger shall continue in office as, and be and constitute, the directors and officers of Surviving Corporation, each to hold office as provided by the By-laws until his successor shall have been elected and shall have qualified or until his earlier death, resignation or removal.

2.4 Conversion of Outstanding Shares, Rights and Options. The manner and basis of converting the shares, rights and options to purchase shares of MCG into shares, rights and options to purchase shares of the Surviving Corporation, and the cancellation and retirement of shares of Surviving Corporation, shall be as follows:

2.4.1 Each share of Common Stock, no par value, of MCG issued and outstanding, or held in the treasury of MCG, on the Effective Date of the Merger shall forthwith and without the surrender of stock certificates or any other action, be converted into 250,000 fully paid and non-assessable shares of Common Stock, par value $ .0001 per share, of Surviving Corporation, issued and outstanding or held in the treasury of Surviving Corporation, as the case may be.

 2.4.2 Each option or right to purchase shares of Common Stock, no par value of MCG which has been granted pursuant to any stock option plan or financing of any nature of MCG or otherwise, on the Effective Date of the Merger shall forthwith and without any action by the holder of such option or right, be converted into an option to purchase the same number of shares of Common Stock, par value $ ..0001 per share, of Surviving Corporation on the same terms and with the same exercise price as such options contained immediately prior to the Effective Date of the Merger.

2.5 Dividends. The holders of shares of Common Stock of MCG shall be entitled to receive from Surviving Corporation (i) those dividends, if any, which were declared by the Board of Directors of MCG prior to, but not yet paid, as of the Effective Date of the Merger and (ii) those dividends which may be declared by the Board of Directors of Surviving Corporation subsequent to the Effective Date of the Merger pursuant to the Certificate of Incorporation of Surviving Corporation, and no holder of shares of Common Stock of MCG shall be entitled to any other dividends which might otherwise accrue on or prior to the Effective Date of the Merger.


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



                                   ARTICLE III


Procedures Regarding Stock Certificates

         From and after the Effective Date, each outstanding stock certificate theretofore representing shares of Common Stock of MCG shall represent 250,000 shares of Common Stock of the Surviving Corporation. Each holder of a certificate or certificates theretofore representing shares of Common Stock of MCG may, but shall not be required to, surrender the same to Surviving Corporation for cancellation and exchange or transfer, and such holder or his transferee shall be entitled to receive certificates representing 250,000 shares of the Common Stock of Surviving Corporation for each share of Common Stock of MCG represented by the certificates surrendered. Until so surrendered for cancellation and exchange or transfer each outstanding certificate which, prior to the Effective Time, represented shares of Common Stock of MCG, shall be deemed and treated for all purposes to represent the ownership of 250,000 shares of the Common Stock of Surviving Corporation as though such surrender had taken place.


                                   ARTICLE IV


Effective Date

         This Agreement shall be submitted to the stockholder of Surviving Corporation and the shareholders of MCG at meetings which shall be convened on or prior to September 26, 2002, or such other dates as may be agreed on by the parties, as provided by the applicable laws of the States of New York and Delaware. If this Agreement is duly authorized and adopted by the requisite votes of the holder of Common Stock of Surviving Corporation and holders of Common Stock of MCG and this Agreement is not terminated pursuant to the provisions of Article V hereof, then a certificate of merger shall be filed in accordance with the laws of the State of Delaware and a certificate of merger shall be filed in accordance with the laws of the State of New York. The Merger shall become effective upon the filing of the certificates of merger with the Secretaries of State of the States of New York and Delaware (the "Effective Date of the Merger").

                                    ARTICLE V


Approval of Shareholders - Termination

5.1 This Agreement shall be submitted to the shareholders of MCG and the stockholders of Surviving Corporation as provided by law, and it shall take effect and be deemed and be taken to be the Agreement and Plan of Merger of MCG and Surviving Corporation upon the approval or adoption thereof by the shareholders of MCG and the stockholder of Surviving Corporation, in accordance with the requirements of the laws of the State of New York and the State of

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

Delaware, and upon the execution, filing and recording of such documents and the doing of such other acts and things as shall be required for accomplishing the merger under the provisions of the applicable statutes of the State of New York and of the State of Delaware.

5.2 At any time prior to the filing of the certificates of merger with the Secretary of State of the States of Delaware and New York, this Agreement may be terminated by the board of directors of either MCG or Surviving Corporation, notwithstanding the approval of this Agreement by either or both of the shareholders of MCG and the stockholders of Surviving Corporation, if for any reason the board of directors of MCG or Surviving Corporation determines that it is inadvisable to proceed with the Merger, including, without limitation, giving consideration to the number of shares for which appraisal rights have been exercised and the cost to MCG thereof.

5.3 In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 5.2, this Agreement shall become null and void and have no effect, without any liability on the part of either MCG or Surviving Corporation or any of their respective shareholders, stockholders, directors or officers.

                                   ARTICLE VI

Certain Agreements of Surviving Corporation

6.1 Surviving Corporation, as the surviving corporation, hereby agrees that it may be served with process in the State of New York in any proceeding for the enforcement of any liability or obligation of MCG or of the rights of dissenting shareholder of MCG.

6.2 Surviving Corporation, as the surviving corporation, hereby irrevocably appoints the Secretary of the State of New York as its agent to accept service of process in any action or proceeding described in Section 6.1.

6.3 Surviving Corporation, as the surviving corporation, hereby agrees that it will promptly pay to dissenting shareholders, if any, of MCG the amount, if any, to which such dissenting shareholders shall be entitled pursuant to the laws of the State of New York.


                                   ARTICLE VII


Miscellaneous

7.1 This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

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

7.2 The headings of the several articles herein have been inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, each of MCG and Surviving Corporation, pursuant to authority duly given by resolutions adopted by its Board of Directors has caused these presents to be executed in its name by its President or a Vice-President and its corporate seal to be affixed and attested by its Secretary and Treasurer.


(Corporate Seal)                                     MAGIC COMMUNICATIONS, INC.
                                                           (New York)
 Attest:


/s/ Steve Rogers                                     /s/ Steve Rogers
By:______________________________           By:______________________________
    Steve Rogers, Secretary                      Steve Rogers, President

/s/ Maureen Rogers
By:______________________________
    Maureen Rogers, Treasurer

(Corporate Seal)                                     MAGIC COMMUNICATIONS, INC.
                                                           (Delaware)
Attest:


/s/ Steve Rogers                                     /s/ Steve Rogers
By:______________________________           By:______________________________
   Steve Rogers, Secretary                        Steve Rogers, President

/s/ Maureen Rogers
By:______________________________
    Maureen Rogers, Treasurer






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